Exhibit 10.1

EXECUTION COPY

STOCK ESCROW AGREEMENT

THIS STOCK ESCROW AGREEMENT (this “Agreement”) is made as of May 28th, 2009, by and among Westway Group, Inc. (formerly known as Shermen WSC Acquisition Corp.), a Delaware corporation (“Westway”); Shermen WSC Holding LLC, a Delaware limited liability company (“Founder”); Westway Holdings Corporation, a Delaware corporation (“Holdings”); and Continental Stock Transfer & Trust Company, a New York corporation, as escrow agent (the “Escrow Agent”).

A. Westway, Terminal Merger Sub LLC, a Delaware limited liability company, Feed Merger Sub LLC, a Delaware limited liability company, Westway Terminal Company Inc., a Delaware corporation, Westway Feed Products, Inc., a Delaware corporation, ED&F Man Holdings, Ltd., a company limited by shares organized under the laws of England and Wales, and Holdings have entered into that certain Amended and Restated Transaction Agreement, dated as of May 1, 2009 (the “Transaction Agreement”).

B. This Agreement is the agreement referred to as the Stock Escrow Agreement in, and its execution by the parties hereto is a condition to the consummation of the closing under, the Transaction Agreement.

C. Westway, Founder, the Escrow Agent and certain other parties are parties to that certain Stock Escrow Agreement, dated as of May 30, 2007 (the “Original Stock Escrow Agreement”), pursuant to which certificates representing 5,663,750 shares of common stock, par value $0.0001 per share, of Westway (“Westway Common Stock”) held by Founder (those shares, the “Original Escrow Shares”) were delivered to the Escrow Agent, in its capacity as escrow agent under the Original Stock Escrow Agreement (in that capacity, the “Original Escrow Agent”), for deposit into an escrow account established thereunder.

D. The Transaction Agreement requires, among other things, that, at the closing thereunder (the “Closing”), certificates representing 12,181,818 of the shares of Series A Convertible Preferred Stock, par value $0.0001, of Westway (“Westway Preferred Stock”) that constitute the Series A Merger Consideration (as defined in the Transaction Agreement) (those shares, the “Preferred Escrow Shares”) be deposited in the Escrow Account (as defined below).

E. The Transaction Agreement requires, among other things, that, on the date that is the six-month anniversary of the date hereof (the “Original Release Date”), certificates representing 2,875,000 shares of Westway Common Stock owned by Founder and held in escrow under the Original Stock Escrow Agreement (those shares, the “Common Escrow Shares,” and together with the Preferred Escrow Shares, the “Escrow Shares”) be deposited in the Escrow Account.

F. Capitalized terms used and not elsewhere defined in this Agreement have the meanings specified in Section 20.

Accordingly, in consideration of the foregoing, the parties hereto agree as follows:

1. Appointment of Escrow Agent. Westway, Founder and Holdings hereby appoint the Escrow Agent as their agent to hold in escrow the Escrow Shares and any related Escrow

Funds (as defined below) in an escrow account (the “Escrow Account”), and to dispose of the Escrow Shares and any related Escrow Funds in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

2. Deliveries to Escrow Agent for Deposit; Other Actions.

(a) Concurrently with the execution and delivery of this Agreement and the consummation of the Closing, in accordance with the instruction and on behalf of Holdings, Westway is delivering to the Escrow Agent for deposit in the Escrow Account duly executed original certificates representing the Preferred Escrow Shares, which are registered in the names of the Persons and in the amounts set forth on Schedule I hereto.

(b) Pursuant to and in accordance with Section 3 of the Original Stock Escrow Agreement, and subject to clause (g) of this Section 2, Founder hereby irrevocably instructs the Escrow Agent, in its capacity as the Original Escrow Agent, to deliver to Westway, on the Original Release Date on behalf of Founder, certificates representing the Original Escrow Shares, and Westway shall immediately following receipt of such certificates deliver (i) in accordance with the instruction and on behalf of Founder, to the Escrow Agent for deposit in the Escrow Account duly executed original certificates representing the Common Escrow Shares and (ii) to Founder duly executed original certificates representing all of the Original Escrow Shares that are not to be delivered to the Escrow Agent pursuant to clause (i) of this Section 2(b).

(c) Westway shall, to the extent that it is permitted under its Amended and Restated Certificate of Incorporation to pay any dividends on any Escrow Shares, on or as soon as practicable after the payment date therefor, deliver to the Escrow Agent for deposit in the Escrow Account any cash dividends declared and payable on the Preferred Escrow Shares or the Common Escrow Shares (any such amounts, collectively, the “Escrow Funds”) after the date hereof during the term of this Agreement, together with a written statement setting forth the amounts of such Escrow Funds attributable to each Preferred Escrow Share and each Common Escrow Share.

(d) Westway shall promptly deliver to the Escrow Agent for deposit in the Escrow Account duly executed original certificates representing any of Westway’s equity securities, including without limitation shares issued upon a stock split, stock dividend, subdivision, recapitalization, merger or other similar event (“New Shares”), issued or distributed by Westway in respect of the Escrow Shares, together with a written statement specifying the number of New Shares attributable to each Preferred Escrow Share and each Common Escrow Share.

(e) Nothing contained herein shall limit any right of any holder of Escrow Shares (or of any New Shares issued in respect thereof) to vote or direct the voting of such shares.

(f) Nothing contained herein shall restrict or eliminate the conversion rights of any holder of any Escrow Shares, as such rights are set forth in Westway’s Amended and Restated Certificate of Incorporation. In the event of any such conversion, and upon receipt of a written notification from Westway that a conversion of Escrow Shares has occurred, the Escrow Agent shall return the Escrow Shares that are so converted to Westway for cancellation, and Westway shall deposit the shares issued upon conversion of such Escrow Shares into the Escrow Account in place of the converted Escrow Shares.

(g) If, prior to the Original Release Date, Westway proposes to consummate a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Westway Common Stock having the right to exchange all or a portion of their shares of Westway Common Stock for cash, securities or other property, then after receipt of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Westway and in form reasonably acceptable to the Escrow Agent, to the effect that such transaction will be consummated and specifying the date of consummation, Founder will be deemed to have irrevocably instructed the Escrow Agent, in its capacity as the Original Escrow Agent, to deliver to Founder on the Original Release Date certificates representing the Original Escrow Shares, and the irrevocable instructions of Founder set forth in clause (i) of Section 2(b) will be deemed void and of no further effect.

3. No Interest in the Escrow Account or Escrow Items. The Escrow Agent does not own or have any interest in the Escrow Account or the Escrow Items but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Items in accordance with the terms and conditions set forth herein.

4. Investment of Escrow Funds. If at any time the Escrow Funds exceed $5,000, the Escrow Agent shall, promptly upon receipt of specific written investment instructions from Westway (including instructions as to term to maturity, if applicable), deposit the Escrow Funds in an interest bearing money market checking account at J.P. Morgan Chase Bank. In the absence of such written investment instruction from Westway, the Escrow Agent shall invest all of the Escrow Funds in the instruments or securities described on Schedule II. All interest or other income received on investment and reinvestment of the Escrow Funds will itself become part of the Escrow Funds, and will be apportioned equally among the Escrow Shares.

5. Disposition of Escrow Items. The Escrow Agent shall hold the Escrow Items in the Escrow Account and not release them until it receives instructions to do so pursuant to and in accordance with this Section 5.

(a) Promptly upon receipt of an Instruction Letter (as defined below) stating that the Share Price of the Westway Common Stock on any five Trading Days within a seven Trading Day consecutive period, on or prior to the date of such Instruction Letter has exceeded $6.50 per share, or Westway’s reported EBITDA has exceeded $52,000,000 for any 12-month period, the Escrow Agent shall release and deliver:

(i)

to Holdings, (x) one-third of the Preferred Escrow Shares that were deposited into the Escrow Account on the date hereof and all of the New Shares, if any, attributable to such released Preferred Escrow Shares in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, attributable to such released Preferred Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; provided that if such Instruction Letter is delivered prior to November 1, 2009 (such date, the “First Holdings Release Date”), the Escrow Agent shall instead make such release and delivery on (and in no event earlier than) the First Holdings Release Date; and

(ii)	to Founder, (x) one-third of the Common Escrow Shares and all of the New Shares, if any, attributable to such released Common Escrow Shares in accordance with the delivery instructions set forth in the Instruction Letter and (y) all of the Escrow Funds, if any, attributable to such released Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided that, if the Instruction Letter is delivered before the Original Release Date, the Escrow Agent shall instead make such release and delivery immediately upon its receipt of the Common Escrow Shares in accordance with clause (ii) of Section 2(b).

No Instruction Letter may be delivered pursuant to this Section 5(a) if an Instruction Letter has previously been delivered pursuant to Section 5(b) or Section 5(c).

(b) Promptly upon receipt of an Instruction Letter stating that the Share Price of the Westway Common Stock on any five Trading Days within a seven Trading Day consecutive period on or prior to the date of such Instruction Letter has exceeded $7.00 per share, or Westway’s reported EBITDA has exceeded $57,000,000 for any 12-month period, the Escrow Agent shall release and deliver:

(i)	to Holdings, (x) that number of Preferred Escrow Shares that, when added to the number of Preferred Escrow Shares released pursuant to Section 5(a)(i) (if any), constitute two-thirds of the Preferred Escrow Shares that were deposited into the Escrow Account on the date hereof and all of the New Shares, if any, attributable to the Preferred Escrow Shares released pursuant to this clause (b)(i), in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, attributable to such released Preferred Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; provided that if such Instruction Letter is delivered prior to November 1, 2010 (such date, the “Second Holdings Release Date”), the Escrow Agent shall instead make such release and delivery on (and in no event earlier than) the Second Holdings Release Date; and

(ii)

to Founder, (x) that number of Common Escrow Shares that, when added to the number of Common Escrow Shares released pursuant to Section 5(a)(ii) (if any), constitute two-thirds of the Common Escrow Shares as of the date hereof and all of the New Shares, if any, attributable to the Common Escrow Shares released pursuant to this clause (b)(ii), in accordance with the delivery instructions of Founder set forth in the Instruction Letter and (y) all of the Escrow Funds, if any,

attributable to such released Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided that, if the Instruction Letter is delivered before the Original Release Date, the Escrow Agent shall instead make such release and delivery immediately upon its receipt of the Common Escrow Shares in accordance with clause (ii) of Section 2(b).

No Instruction Letter may be delivered pursuant to this Section 5(b) if an Instruction Letter has previously been delivered pursuant to Section 5(c).

(c) Promptly upon receipt of an Instruction Letter stating that the Share Price of the Westway Common Stock on any five Trading Days within a seven Trading Day consecutive period on or prior to the date of such Instruction Letter has exceeded $7.50 per share, or Westway’s reported EBITDA has exceeded $62,000,000 for any 12-month period, the Escrow Agent shall release and deliver:

(i)	to Holdings, (x) all of the Preferred Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Preferred Escrow Shares or New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; provided that if such Instruction Letter is delivered prior to November 1, 2011 (such date, the “Third Holdings Release Date”), the Escrow Agent shall instead make such release and delivery on (and in no event earlier than) the Third Holdings Release Date; and

(ii)	to Founder, (x) all of the Common Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Founder set forth in the Instruction Letter and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided that, if the Instruction Letter is delivered before the Original Release Date, the Escrow Agent shall instead make such release and delivery immediately upon its receipt of the Common Escrow Shares in accordance with clause (ii) of Section 2(b).

(d) Notwithstanding anything to the contrary in this Agreement, promptly upon receipt of an Instruction Letter stating that a Change of Control has occurred, the Escrow Agent shall release and deliver:

(i)	to Holdings, (x) all of the Preferred Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Holdings set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Preferred Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Holdings in the Instruction Letter; and

(ii)	to Founder, (x) all of the Common Escrow Shares and New Shares, if any, then held in the Escrow Account, in accordance with the delivery instructions of Founder set forth in the Instruction Letter, and (y) all of the Escrow Funds, if any, then held in the Escrow Account and attributable to such Common Escrow Shares and New Shares, if any, by wire transfer of immediately available funds to the account or accounts designated by Founder in the Instruction Letter, provided such Instruction Letter is delivered after the Original Release Date.

(e) Promptly upon receipt of an Instruction Letter delivered pursuant to Section 2.10 of the Transaction Agreement stating that a Capex Shortfall Amount (as defined in the Transaction Agreement) exists, the Escrow Agent shall release from escrow and deliver to Westway for cancellation certificates representing that number of Preferred Escrow Shares specified in such Instruction Letter. Promptly upon receipt from the Escrow Agent of such certificates, Westway shall mark such certificates “canceled” and cancel and retire such Preferred Escrow Shares and cause such cancellation and retirement to be reflected on its stock ledger.

(f) As used herein, “Instruction Letter” means a letter signed by each of Westway, Founder and Holdings to the effect either (i) that the applicable Share Price or EBITDA amount referred to in Sections 5(a) through (c) above has been achieved, (ii) that a Change of Control has occurred or (iii) that a Capex Shortfall Amount (as defined in the Transaction Agreement) exists. In no event shall the Escrow Agent make any disposition of Escrow Items pursuant to such Sections prior to receipt of an Instruction Letter.

6. Account Statement. Upon the request of Westway, Founder or Holdings, the Escrow Agent will provide Westway, Founder and Holdings with an account statement for the Escrow Account setting forth in reasonable detail, for the time period(s) specified in the request: (a) a description of the Escrow Items then contained in the Escrow Account; (b) the manner in which any Escrow Funds have been invested pursuant to Section 4; and (c) the amount of Escrow Funds, if any, respectively allocable to Holdings and Founder.

7. Escrow Agent.

(a) The Escrow Agent shall not be responsible for, nor be required to, enforce any of the terms or conditions of any agreement between Westway, Founder or Holdings, nor shall the Escrow Agent be responsible for the performance by Westway, Founder or Holdings of their respective obligations under this Agreement.

(b) If the Escrow Agent is uncertain as to its duties or rights hereunder, or shall receive instructions with respect to the Escrow Funds or the Escrow Shares which, in its sole determination, are in conflict either with other instructions received by it, or with any provision of this Agreement, it shall be entitled to hold the Escrow Funds, the Escrow Shares or a portion thereof, in the Escrow Account, in the manner then held, pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or court of competent jurisdiction, or otherwise.

(c) In the event of any disagreement between the undersigned or any of them, or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Items, the Escrow Agent will be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement will continue, and in so doing the Escrow Agent will not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. The Escrow Agent will be entitled to continue so to refrain and refuse so to act until all differences with respect thereto will have been resolved by agreement of the parties hereto and the Escrow Agent will have been notified thereof in writing signed by the parties hereto. In the event of such disagreement that continues for 60 days or more, the Escrow Agent in its discretion may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, if the Escrow Agent determines such action to be appropriate under the circumstances, and may deposit with the court all documents and property held hereunder. Westway agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorney’s fees.

(d) The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Escrow Agreement and acknowledges receipt of the Escrow Items. Westway will pay to the Escrow Agent as payment in full for its services hereunder the Escrow Agent’s compensation set forth in Schedule III hereto. Westway further agree to reimburse the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees, and out-of-pocket expenses and disbursements, of its counsel).

(e) The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(f) The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Items, or to file any financing statement under the Uniform Commercial Code, with respect to the Escrow items or any part thereof.

8. Tax Provisions; Other Deliverables. For all income tax purposes, including tax reporting purposes, Founder and Holdings, as applicable, will be treated as the owners of the income on the Escrow Items, and all interest earned from the investment of the Escrow Items (or any portion thereof) will be allocable to such Persons, in accordance with how such Escrow Items are registered (or in whose name such Escrow Items are held) based on the transfers described in Section 2 of this Agreement. The parties hereto receiving Escrow Shares or Escrow Funds shall provide the Escrow Agent a Form W-9, a substitute Form W-9 or a Form

W-8BEN for each such Person upon or promptly following the execution and delivery of this Agreement. In addition, on the date hereof, each of Westway, Founder and Holdings agrees to provide the Escrow Agent with an incumbency certificate for such person setting forth the name, title and signature of each person permitted to authorize documents on their behalf pursuant to this Agreement.

9. Acknowledgement and Consent. Each of Founder and Holdings acknowledges that it has read, has been advised by counsel of the meaning of and understands the provisions of the Amended and Restated Certificate of Incorporation of Westway (the “Certificate of Incorporation”) as they relate to the dividend rights of the Common Escrow Shares and the Preferred Escrow Shares while such shares are held in escrow pursuant to the terms hereof, and hereby consents to and agrees to the treatment of dividend rights as provided in the Certificate of Incorporation while such shares are held in escrow pursuant to the terms hereof.

10. Notices. All notices, requests, claims, instructions, demands and other communications to be given hereunder by any party hereto to any other party must be in writing and will be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery or (d) sent by facsimile (provided that delivery of such facsimile is promptly confirmed) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

(i)	If to Westway to:

Westway Group, Inc.

230 Park Avenue

Suite 1000

New York, NY 10169

Attention: Chairman

Facsimile: (212) 332-2475

and to

ED&F Man Holdings Limited

Cottons Centre

Hays Lane

London SE1 2QE

Attention: Philip Howell

Facsimile: +44 207 089 8112

(ii)	If to Founder, to:

Westway Group, Inc.

230 Park Avenue

Suite 1000

New York, NY 10169

Attention: Chief Executive Officer

Facsimile: (212) 332-2475

(iii)	If to Holdings, to:

ED&F Man Holdings Limited

Cottons Centre

Hay’s Lane

London SE1 2QE

Attention: Philip Howell

Facsimile: +44 207 089 8112

(iv)	If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: Steven Nelson, Chairman and President

(v)	A copy of any notice sent hereunder shall be sent to:

Oppenhemier & Co. Inc.

300 Madison Avenue

New York, NY 10017

Attention: Andrew MacInnes

Facsimile: (212) 667-7138

and

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Craig. L. Godshall, Esq.

Facsimile: (215) 994-2222

and

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Alexander M. Dye, Esq.

Facsimile: (212) 259-6333

All such notices, requests, claims, instructions, demands and other communications will be deemed to have been received (w) if by personal delivery, upon the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-Business Day or overnight mail or delivery, upon the day of delivery or (z) if by facsimile prior to 5:00 p.m. in the place of receipt, on the day on which such facsimile was sent (or at the beginning of the recipient’s next Business Day if not received prior to such time), provided that a copy is also sent on the same day in the manner provided in clauses (a), (b) or (c) above.

11. Termination. This Agreement will automatically terminate upon the final distribution of the Escrow Items in accordance with the terms hereof.

12. Assignment; Successors and Assigns; Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned, by operation of law or otherwise, and any attempted assignment will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement is for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor may it be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

15. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

16. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17. Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10, or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

18. Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

19. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and need not contain the signature of more than one party, and all of which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a mutually executed counterpart to this Agreement.

20. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York or London, England are required or authorized by law to be closed.

“Change of Control” means:

(a) any sale, assignment, transfer, lease, conveyance or other disposition, liquidation, dissolution or otherwise, in one transaction or a series of transactions of all or substantially all of the assets of Westway and its subsidiaries, taken as a whole to any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any such transfer to Founder, Holdings, or any of their affiliates;

(b) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Founder, Holdings, or any of their affiliates, becomes, directly or indirectly, the “beneficial owner” (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the voting power of Westway; or

(c) during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Westway who were members of the Board of Directors of Westway at the beginning of such period are not (i) members of the Board of Directors who composed the Board of Directors as of the date hereof or (ii) nominated for election or elected to the Board of Directors with the approval of a majority of the Persons referred to in (i) above who were members of the Board of Directors at the time of such nomination or election.

“EBITDA” means income (loss) before net interest (defined as the aggregate of interest expense and interest income), income tax, and depreciation and amortization as normally defined using the Applicable Accounting Principles (as defined in the Transaction Agreement).

“Escrow Items” means, collectively, the Escrow Shares, the New Shares and the Escrow Funds.

“Exchange Act” means, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

“Share Price” means, with respect to the Westway Common Stock, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such stock, in either case on the principal national securities exchange on which the Westway Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i)

the average of the highest and lowest sale prices of the Westway Common Stock for such day reported by the OTC BB if such stock is traded over-the-counter and quoted on the OTC BB, or (ii) if such stock is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such stock as reported by the OTC BB or any comparable system, or (iii) if the Westway Common Stock is not listed on the OTC BB or any comparable system, the average of the highest asked and lowest bid prices of such stock as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by Westway and Holdings for that purpose. If the Westway Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Share Price per share shall be deemed to be the fair value per share of such stock as determined in good faith by the Board of Directors.

“Trading Day” means a day during which trading in securities generally occurs on the principal national securities exchange on which the Westway Common Stock is then listed or, if not then listed on a national securities exchange, on the Nasdaq Global Market or, if not then quoted on the Nasdaq Global Market, on the principal other market or trading system on which the Westway Common Stock is traded or quoted.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Stock Escrow Agreement as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Escrow Agent

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President

WESTWAY GROUP, INC.

By:	/s/ Peter J.M. Harding
Name:	Peter J.M. Harding
Title:	Chief Executive Officer

SHERMEN WSC HOLDING LLC

By:	/s/ Francis P. Jenkins, Jr.
Name:	Francis P. Jenkins, Jr.
Title:

WESTWAY HOLDINGS CORPORATION

By:	/s/ A. Whitfield Huguley, IV
Name:	A. WHITFIELD HUGULEY, IV
Title:	DIRECTOR

[Signature Page to Stock Escrow Agreement]

Schedule I

PREFERRED ESCROW SHARES

Name of Stockholder	Number of Shares

Westway Holdings Corporation	12,181,818

Schedule II

ESCROW FUNDS INVESTMENT INSTRUCTIONS

Schedule III

SCHEDULE OF ESCROW AGENT FEES